SEC FILE NUMBER

                                                                    CUSIP NUMBER



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

(Check One):  [ ]Form 10-K   [ ]Form 20-F   [ ]Form 11-K
              [X]Form 10-Q or Form 10-QSB   [ ]Form N-SAR

For Period  Ended:  08-31-00
[ ]  Transition  Report on Form 10-K
[ ]  Transition Report on Form 20-F
[ ]  Transition  Report on Form 11-K
[ ]  Transition Report on Form 10-Q
[ ]  Transition Report on Form N-SAR
For the Transition Period Ended: __________________________
Read Instruction (on back page) Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commissions has verified any information contained herein.
If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART 1--REGISTRANT INFORMATION (Official Text)


International Cavitation Technologies, Inc.
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Full Name of Registrant:


Yellow Gold of Cripple Creek, Inc.
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Former Name if Applicable


12407 South Memorial Drive
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Address of Principal Executive Office (Street and Number)


Bixby, OK 74008-2505
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City, State and Zip Code


PART II--Rules 12b-25(b) AND (c) (Official Text)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;


 [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable. PART III--NARRATIVE (Official Text) State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

PART III--narrative(official Text)
State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The company's independent auditors  were delayed in starting their review of the
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quarterly financial information.
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


PART IV--OTHER INFORMATION (Official Text)
(1) Name  and  telephone   number  of  person  to  contact  in  regard  to  this
    notification.


     David N. Shroff                    (918)                     369-5950
   ------------------                  -------                  -------------
         (Name)                      (Area Code)              (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X]Yes [ ]No

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(3) Is it anticipated that any significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
[ ]Yes [X]No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                  International Cavitation Technologies, Inc.
                  -------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: 10/16/00                                    By:  /s/ David N. Shroff
     --------------                                    -----------------------
                                                       Chairman and
                                                       Chief Executive Officer